                                                      Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-19923
PROSPECTUS SUPPLEMENT NO. 3
(TO THE PROSPECTUS DATED MAY 30, 1997)

                        11,000,000 PREFERRED SECURITIES

                         HOST MARRIOTT FINANCIAL TRUST

           6-3/4% CONVERTIBLE QUARTERLY INCOME PREFERRED SECURITIES
                       (CONVERTIBLE QUIPS(SM)* SECURITIES)
              (LIQUIDATION PREFERENCE $50 PER PREFERRED SECURITY)
FULLY AND UNCONDITIONALLY GUARANTEED BY, AND CONVERTIBLE INTO COMMON STOCK OF,

                           HOST MARRIOTT CORPORATION

                               ---------------

  This Prospectus Supplement No. 3 supplements and amends the Prospectus dated May 30, 1997, as supplemented by the Prospectus Supplement dated July 18, 1997 and the Prospectus Supplement No. 2 dated August 1, 1997, (the "Prospectus") relating to (i) the 6-3/4% Convertible Quarterly Income Preferred Securities (the "Preferred Securities"), which represent preferred undivided beneficial ownership interests in the assets of Host Marriott Financial Trust, a statutory business trust formed under the laws of the State of Delaware and
(ii) the shares of common stock of Host Marriott Corporation, a Delaware corporation (the "Company"), par value $1 per share (the "Company Common Stock"), issuable upon conversion of the Preferred Securities.

  The table on pages 73 through 76 of the Prospectus, which sets forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective amounts of Preferred Securities beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus (as supplemented and amended) (the "Selling Holder Table"), is hereby amended so that the following line items read as follows:

Variable Insurance Products Fund III: Growth & Income
  Portfolio................................................     4,800    12,900
Any other Holder of Convertible Preferred Securities or
  Future Transferee from any such Holder................... 2,447,240 6,577,202

  Additionally, the following new line items are added to the Selling Holder Table:

Donaldson Lufkin & Jenrette Securities Corporation.........    25,000    67,190
BT Securities Corporation..................................     2,200     5,912

  The Prospectus, together with this Prospectus Supplement No. 3, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Preferred Securities and the Company Common Stock issuable upon conversion of the Preferred Securities. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)".

                               ---------------

PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.

                               ---------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
    PASSED  UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROSPECTUS.   ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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*QUIPS is a servicemark of Goldman, Sachs & Co.

                               ---------------

           The date of this Prospectus Supplement is August 21, 1997